UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2022

GLOBAL DIVERSIFIED MARKETING GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55889	82-3707673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4042 Austin Boulevard, Suite B
Island Park, New York 11558
(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 550-5996

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2022 (the “Effective Date”), Global Diversified Marketing Group Inc., a Delaware corporation (the “Company”), entered into an engagement agreement (the “Engagement Agreement”) with Spencer Clarke, LLC (“Spencer Clarke”), pursuant to which the Company engaged Spencer Clarke to serve as its exclusive investment banking firm to provide certain investment banking-related services to the Company in connection with financings and other transactions (each, a “Transaction”), as further described in the Engagement Agreement (the “Services”).

Pursuant to the Engagement Agreement, in consideration for Spencer Clarke providing the Services, (a) upon execution of the Engagement Agreement, the Company issued Spencer Clarke warrants to purchase 310,715 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), representing 2% of the Company’s total issued and outstanding shares of Common Stock as of the Effective Date (the “Initial Warrants”), and (b) upon the closing of a financing of over $1,000,000 in value (a “Qualified Financing”), the Company will issue to Spencer Clarke additional warrants to purchase shares of the Corporation’s Common Stock representing 3% of the Corporation’s total issued and outstanding shares of Common Stock as of the closing date of the Qualified Financing (the “Additional Warrants” and, together with the Initial Warrants, the “Warrants”).

The Initial Warrants are exercisable for a term of five years from the date of issuance. The Initial Warrants have an exercise price of $0.001 per share, subject to adjustment. The Initial Warrants may be exercised for cash, or on a cashless basis. Spencer Clarke may not exercise the Initial Warrants with respect to any number of shares that would cause it to beneficially own in excess of 9.99% of the Company’s number of issued and outstanding shares of Common Stock, waivable upon 61 days’ prior notice to the Company. The exercise price of the Initial Warrants is subject to adjustment for subdivision or consolidation of the Company’s shares, or other dilutive issuances. Spencer Clarke has piggyback registration rights with respect to the shares underlying the Initial Warrants.

In addition to the issuances of the Warrants, in consideration for the Services rendered by Spencer Clarke, the Company agreed to pay Spencer Clarke additional fees of at least $100,000 upon any closing of any Transaction, as further described in the Engagement Agreement.

The term of the Engagement Agreement (the “Term”) is six (6) months, which Term will automatically extend for additional three-month periods, unless Spencer Clarke is given written notice of termination by the Company at least seven days prior to any extension period. Notwithstanding the foregoing, the Engagement Agreement may be terminated: (a) upon immediate written notice by Spencer Clarke, if in the course of performing due diligence it deems it necessary to terminate its engagement, or (b) by the Company, at any time upon Spencer Clarke’s fraud, illegal or willful misconduct, or gross negligence.

The Company agreed that if, within twelve months after the date the Engagement Agreement is terminated, the Company completes any Transaction with any of the prospects or investors introduced to the Company by Spencer Clarke during the Term then, upon the closing of such Transaction, the Company will pay Spencer Clarke the compensation set forth in the Engagement Agreement.

The Company also agreed to indemnify Spencer Clarke against any claims arising out of, or in connection with, Spencer Clarke’s provision of the Services.

The foregoing descriptions of the Engagement Agreement and Initial Warrants are qualified in their entirety by reference to the full text of the Engagement Agreement and Initial Warrants, copies of which are attached hereto as Exhibit 10.1 and 4.1, respectively, each of which is incorporated herein in its entirety by reference.

Item 3.02	Unregistered Sale of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

The issuance of the Initial Warrants and, upon exercise of the Initial Warrants, the issuance of the shares underlying the Initial Warrants, are exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Common Stock Purchase Warrant, dated November 14, 2022

10.1	Engagement Agreement, dated November 14, 2022, between Global Diversified Marketing Inc. and Spencer Clarke, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DIVERSIFED MARKETING GROUP INC.

Date: December 8, 2022	By:	/s/ Paul Adler
Paul Adler
President